                                                                    EXHIBIT 12-1


               MICHIGAN CONSOLIDATED GAS COMPANY AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                              Twelve Months Ended         Six Months Ended     Six Months Ended
                                              -------------------         ----------------     ----------------
                                                  June 30, 2001           June 30, 2001          June 30, 2000
                                                  -------------           -------------          -------------
EARNINGS AS DEFINED (1)
Pre-tax income (loss) .................               $ 19,097               ($36,161)               $108,263
Fixed charges .........................                 60,764                 28,685                  30,809
                                                      --------               --------                --------
  Earnings as defined .................               $ 79,861               ($ 7,476)               $139,072
                                                      ========               ========                ========

FIXED CHARGES AS DEFINED (1)
Interest expensed .....................               $ 57,668               $ 27,218                $ 29,253
Interest capitalized ..................                    666                    224                     369
Amortization of debt discounts, premium
  and expense .........................                  1,187                    627                     560
Interest implicit in rentals (2) ......                  1,243                    616                     627
                                                      --------               --------                --------
  Fixed charges as defined ............               $ 60,764               $ 28,685                $ 30,809
                                                      ========               ========                ========
Ratio of Earnings to Fixed Charges ....                   1.31                                           4.51
                                                      ========                                       ========
Coverage Deficiency ...................                                      $ 36,161
                                                                             ========


Notes:
-----

(1)      Earnings and fixed charges are defined and computed in accordance with
         Item 503 of Regulation S-K.

(2) This amount is estimated to be a reasonable approximation of the interest portion of rentals.